Exhibit 4.5

SHARE CERTIFICATE

Apollomics Inc.

冠科美博有限公司

Incorporated in the Cayman Islands

This is to certify that:

[                         ]

is the registered shareholder of:

No. of Shares	Type of Shares	Par Value

	Class [A][B] Ordinary	0.0001

Date of Record	Certificate Number	% Paid

	O[A][B] – [ ]	100.00

The above shares are subject to the memorandum and articles of association of the Company in force from time to time and are transferable in accordance therewith.

Director